EXHIBIT 21

List of subsidiaries of the Company

Enzo Clinical Labs, Inc., a New York Corporation

Enzo Life Sciences, Inc., a New York Corporation

•	Enzo Life Sciences (ELS) AG, wholly-owned subsidiary of Enzo Life Sciences, Inc. in Lausen, Switzerland

Enzo Therapeutics, Inc., a New York Corporation

Enzo Realty, LLC, a New York Corporation